Exhibit (a)(3)
FORM OF LETTER OF TRANSMITTAL

MARLIN BUSINESS SERVICES CORP.
LETTER OF TRANSMITTAL
RE: TENDER OF ELIGIBLE OPTION(S) PURSUANT TO THE OFFER TO EXCHANGE
DATED APRIL 23, 2010
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN TIME, ON
MAY 21, 2010, UNLESS THE OFFER IS EXTENDED.
Important: Read the remainder of this Letter of Transmittal before completing and signing Schedule A attached hereto.
The chart on Schedule A provides information regarding the grant date for each Eligible Option, the type of option (incentive stock option (“ISO”) or nonqualified stock option (“NQSO”)), the exercise price per share currently in effect for that Eligible Option, the number of shares currently outstanding under the Eligible Option, the applicable exchange ratio for each Eligible Option, the number of shares subject to each Replacement Option and the original vesting terms of each Eligible Option.
Indicate your decision to tender your Eligible Option(s) identified on Schedule A by checking the “Exchange This Eligible Option” box. If you do not want to tender one or more of your Eligible Options for exchange, check the “Do Not Exchange This Eligible Option” box for each Eligible Option you choose not to tender. If you do not clearly mark the “Exchange This Eligible Option” box with respect to an Eligible Option, your election with respect to that Eligible Option will default to “Do Not Exchange This Eligible Option.” In that event, such Eligible Option will not be exchanged, and you will not receive a Replacement Option with respect to that Eligible Option.
If you wish to tender an Eligible Option for exchange, all of the shares subject to that Eligible Option will be tendered. If you hold more than one Eligible Option, then you may elect to tender one or more of those Eligible Options and retain the balance.
IMPORTANT: YOU MUST SIGN SCHEDULE A AND ON PAGE 4.

Schedule A

						Total	Number	Number
						Number	of	of		Total
						of	Shares	Shares		Number of
					Current	Shares	for	for		Shares			Do Not
				Type of	Exercise	Subject	Which Eligible	Which		Subject to		Exchange	Exchange
				Option	Price	to	Option	Eligible		the	Original	This	This
Grant	Last	First	Grant	(ISO/	Per	Eligible	is	Option is	Exchange	Replacement	Vesting	Eligible	Eligible
ID	Name	Name	Date	NQSO)	Share	Option	Vested	Unvested	Ratio	Option	Description	Option	Option
			/ /		$							☐	☐

			/ /		$							☐	☐

			/ /		$							☐	☐

Signature:

Date:

To: Marlin Business Services Corp.:
By checking the “Exchange This Eligible Option” box in the table on Schedule A of this Letter of Transmittal (the “Letter”), I understand and agree to all of the following:
     1. I hereby tender my Eligible Option(s) identified on Schedule A of this Letter to Marlin Business Services Corp., a Pennsylvania corporation (“Marlin”), for exchange in accordance with the terms of the offer (the “Offer”) set forth in (1) the Offer to Exchange Certain Outstanding Options with an Exercise Price Per Share of $8.75 or Higher for New Options, dated April 23, 2010 (“Offer to Exchange”), of which I hereby acknowledge receipt, and (2) this Letter. Each tendered Eligible Option will be canceled on May 21, 2010 and replaced with a new option on May 24, 2010, or, if the Offer is extended, the first business day following the extended expiration date. The date on which the new options will be granted is the “Replacement Grant Date.” All other capitalized terms used in this Letter but not defined herein have the meaning assigned to them in the Offer to Exchange.
     2. The Offer is currently set to expire at 11:59 p.m. Eastern Time on May 21, 2010 (the “Expiration Date”), unless Marlin, in its discretion, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.
     3. Each of my tendered Eligible Options will be canceled on the Expiration Date, and in exchange for each such canceled Eligible Option, a Replacement Option will be granted on the Replacement Grant Date. Each Replacement Option will be granted under the 2003 Plan, have an exercise price per share equal to the fair market value of the underlying shares on the Replacement Grant Date, have a seven year term and be a nonqualified stock option (regardless of whether the tendered Eligible Option is an ISO or a NQSO). The number of shares underlying a Replacement Option will be determined by multiplying the number of shares of common stock underlying my canceled Eligible Option by an exchange ratio based on my canceled Eligible Option’s exercise price and rounding down to the next whole share. The exchange ratios in effect for the Offer are as follows:

The Exchange Ratio Is
If the Exercise Price of an Eligible Option Is:	(Eligible Option to Replacement Option):
$8.75 to $9.99	1.10-to-1
$10.00 to $13.99	1.27-to-1
$14.00 to $15.99	1.40-to-1
$16.00 to $17.99	1.43-to-1
$18.00 to $19.99	1.48-to-1
$20.00 to $20.99	1.50-to-1
$21.00 to $21.99	1.54-to-1
$22.00 to $22.99	1.65-to-1
A Replacement Option granted in exchange for a canceled Eligible Option that currently vests upon my continued employment or service will vest in four successive equal annual installments upon my continued employment or service with Marlin over the four-year period measured from the Replacement Grant Date. A Replacement Option granted in exchange for a canceled Eligible Option that currently vests upon the attainment of specified performance goals will vest on the later of the date of the certification of the applicable performance goals by the Compensation Committee or the third anniversary of the Replacement Grant Date; provided, however, that the number of shares that vest will be subject to the actual level of attainment of the applicable performance goals and my continued employment or service with Marlin through the applicable vesting date. A stock option agreement for each Replacement Option I receive will be delivered to me as soon as administratively practicable following the Expiration Date.
     4. If I cease to be employed by Marlin or its subsidiaries after I tender my Eligible Option(s) but before Marlin accepts such Eligible Option(s) for exchange, my Eligible Option(s) will not be exchanged, and I will not receive any Replacement Options.
     5. Until the Expiration Date, I will have the right to withdraw my tendered Eligible Option(s). However, after that date I will have no withdrawal rights, unless Marlin does not accept my tendered Eligible Option(s) before June 21, 2010, the 40th business day after commencement of the Offer. I may then withdraw my tendered Eligible Option(s) at any time prior to Marlin’s acceptance of such options for exchange pursuant to the Offer.

     6. The tender of my Eligible Option(s) pursuant to the procedure described in Section 4 of the Offer to Exchange and the instructions to this Letter will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by Marlin of my tendered Eligible Option(s) for exchange pursuant to the Offer will constitute a binding agreement between Marlin and me upon the terms and subject to the conditions of the Offer.
     7. I am the registered holder of the Eligible Option(s) tendered hereby.
     8. I acknowledge that I am not required to tender my Eligible Option(s) pursuant to the Offer.
     9. Marlin cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.
     10. Under certain circumstances set forth in the Offer to Exchange, Marlin may terminate or amend the Offer and postpone its acceptance of the tendered Eligible Options for exchange. Should the Eligible Option(s) tendered herewith not be accepted for exchange, such Eligible Option(s) will be returned to me promptly following the expiration or termination of the Offer.
I understand that neither Marlin nor the Marlin Board is making any recommendation as to whether I should tender or refrain from tendering my Eligible Option(s) for exchange, and that I must make my own decision whether to tender my Eligible Option(s) after taking into account my own personal circumstances and preferences. I understand that the Replacement Option(s) granted in exchange for my tendered Eligible Option(s) may decline in value and may be “out of the money” when I decide to exercise such Replacement Option(s). I further understand that past and current market prices of Marlin common stock may provide little or no basis for predicting what the market price of Marlin common stock will be when Marlin cancels my tendered Eligible Option(s) or at any other time in the future, and the exercise price for the Replacement Option(s) may be greater than the exercise price for the Eligible Option(s) that I tendered for exchange.
SIGNATURE OF OPTIONEE
Signature of Optionee (or Authorized Signatory)
Optionee’s Name (please print in full)
Date:                      ___, 2010
Address:

Office Telephone: (___)
Email address:

Please read the instructions on pages 6 and 7 of this Letter of Transmittal and then complete, sign and date the table on Schedule A and the signature block on page 4 and return the entire Letter of Transmittal (including the instructions) to Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey 08054, Attn: General Counsel by facsimile ((856) 813-2702), overnight courier, or email (gpelose@marlinleasing.com).
DELIVERY OF THIS LETTER OF TRANSMITTAL TO A PHYSICAL OR EMAIL ADDRESS
OTHER THAN THE ADDRESSES ABOVE OR TRANSMISSION VIA FACSIMILE
TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE
WILL NOT CONSTITUTE A VALID DELIVERY.

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
1. Delivery of Letter of Transmittal. A properly completed and duly executed original of the entire Letter of Transmittal (including the instructions), or a facsimile or email thereof, must be received by Marlin, at the physical address, email address or facsimile number set forth on the signature page of the Letter of Transmittal, by 11:59 p.m. Eastern Time on the Expiration Date.
The method by which you deliver the Letter of Transmittal is at your election and risk, and the delivery will be deemed made only when actually received by Marlin. If you elect to deliver your Letter of Transmittal by facsimile, Marlin recommends that you retain the fax transmittal receipt. You should in all events allow sufficient time to ensure timely delivery.
Tenders of Eligible Options made pursuant to the Offer may be withdrawn up to 11:59 p.m. Eastern Time on the Expiration Date. If the Offer is extended by Marlin beyond that time, you may withdraw your tendered Eligible Options at any time until the extended expiration of the Offer. In addition, if Marlin does not accept your tendered options by 11:59 p.m. Eastern Time on June 21, 2010, you may withdraw your tendered Eligible Options at any time thereafter until such options are accepted for exchange. To validly withdraw your tendered Eligible Options, you must deliver a written notice of withdrawal, or email or facsimile thereof, with the required information to Marlin while you still have the right to withdraw your tendered Eligible Options. Withdrawals may not be rescinded, and any Eligible Options withdrawn will thereafter be deemed not to have been properly tendered for purposes of the Offer, unless the withdrawn Eligible Options are properly re-tendered prior to the Expiration Date by following the tendering procedures described above.
Marlin will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Options shall, by execution of this Letter of Transmittal (or email or facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.
2. Tenders. If you intend to tender your Eligible Options pursuant to the Offer, you must complete the table on Schedule A of the Letter of Transmittal and follow the procedures described in Instruction 1. If you decide to tender one or more Eligible Options, you must tender the entire portion of each such Eligible Option that is subject to the Offer.
3. Signatures on This Letter of Transmittal. You must sign the Letter of Transmittal.
4. Requests for Assistance or Additional Copies. Any questions or requests for assistance may be directed to Lynne Wilson at (856) 505-4108 or via email to lwilson@marlincorp.com. Requests for additional copies of the Offer document or the Letter of Transmittal may be directed to George Pelose at (856) 505-4142 or via email to gpelose@marlinleasing.com. Copies will be furnished promptly at Marlin’s expense.
5. Irregularities. Marlin will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tendered Eligible Option. Marlin will also decide, in its discretion, all questions as to the number of shares subject to Eligible Options or to be subject to Replacement Options granted in exchange therefor. The determination of such matters by Marlin will be final and binding on all parties. Marlin reserves the right to reject any or all tenders it determines do not comply with the conditions of the Offer, are not in proper form or the acceptance of which would be unlawful. Marlin also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular Eligible Optionee, and if Marlin waives a condition of the Offer as to one Eligible Optionee, Marlin will waive that condition for all Eligible Optionees. Marlin’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering optionee or waived by Marlin. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as Marlin shall determine. Neither Marlin nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice. If the table on Schedule A of the Letter of Transmittal includes options that are not eligible for the Offer, Marlin will not accept those options for exchange, but Marlin does intend to accept for exchange any properly tendered Eligible Option set forth on Schedule A.
6. Important Tax Information. You should refer to Section 14 of the Offer to Exchange, which contains important U.S. federal tax information concerning the Offer. You are strongly encouraged to consult with your own tax advisors as to the tax consequences of your participation in the Offer.
7. Copies. You should make a copy of the Letter of Transmittal, after you have completed and signed it, for your records.
IMPORTANT: THE LETTER OF TRANSMITTAL (OR AN EMAIL OR FACSIMILE COPY) MUST BE RECEIVED BY MARLIN BY 11:59 P.M. EASTERN TIME ON THE EXPIRATION DATE.